Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES APPOINTMENT
OF DIRECTOR

DENVER, CO - August 20, 2014 - SM Energy Company (NYSE: SM) today announces that Ramiro G. Peru has been appointed to serve as a director of the Company, effective August 20, 2014. Mr. Peru will serve as an independent director and as a member of the Compensation Committee of the Board of Directors.

Bill Sullivan, Chairman of the Board, comments, "We are pleased to have an individual of Ramey’s reputation and experience joining SM Energy. His finance and accounting expertise will be valuable additions, and will enrich the diverse knowledge and skills brought to our Company and its stockholders by our board. We look forward to his advice and counsel as we continue to execute our growth strategy."

Mr. Peru served as Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation from 1999 to 2007. He joined Phelps Dodge in 1979 and held various finance and accounting positions prior to his appointment as Chief Financial Officer. Mr. Peru currently serves on the Boards of Directors of WellPoint, Inc. and UNS Energy Corporation.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains forward looking statements within the meaning of securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013

Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444